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                                                                    EXHIBIT 99.1

Clarent Corporation Board Adopts Shareholders' Rights Plan

REDWOOD CITY, Calif.--(BUSINESS WIRE)--Feb. 8, 2001--Clarent(R) Corporation (Nasdaq:CLRN), a leading provider of Internet protocol (IP)
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communications solutions, today announced that its Board of Directors has authorized the adoption of a shareholder rights plan.

The rights plan is designed to guard against partial tender offers and other abusive takeover tactics that might be used in an attempt to gain control of the Company and to ensure that all shareholders receive fair and equal treatment in the event of an unsolicited attempt to acquire Clarent. The rights plan will not prevent takeovers, but is designed to deter coercive or hostile takeover tactics and to encourage anyone attempting to acquire the Company to first negotiate with the board. The rights plan was not adopted in response to any known effort to acquire Clarent.

Under the rights plan, all stockholders of record as of February 20, 2001 will receive rights to purchase shares of a new series of preferred stock. The rights will be distributed as a non-taxable dividend and will expire on February 7, 2011. The rights will be exercisable only if a person or group acquires or announces a tender offer for 15% or more of Clarent's outstanding common stock. If a person or institution acquires 15% or more of Clarent's common stock, all rightsholders except the buyer will be entitled to acquire common stock at a discount. The effect will be to discourage acquisitions of more than 15% of Clarent's common stock without negotiations with the board of directors.

The rights will attach to the ownership of and trade with Clarent's common stock, unless and until they are separated upon the occurrence of certain future events. Clarent's Board of Directors may terminate the rights plan at any time or redeem the rights prior to the time an entity acquires more than 15% of the common stock. Additional details regarding the rights plan will be outlined in a summary to be mailed to all stockholders following the record date.

About Clarent

Clarent Corporation (Nasdaq:CLRN) is the world leader in providing
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intelligent, software-driven products for new generation, IP-based communications networks. Clarent solutions enable interconnection among communications service providers' disparate networks and foster the creation of global footprints for more than 300 telecom service providers worldwide, including AT&T, NTT and China Telecom. Clarent's software platform encourages innovation by allowing carriers to develop multiple new features for consumers and enterprises. Founded in 1996, Clarent is headquartered in Redwood City, Calif. and has offices in Asia, Europe, Latin America and North America. To learn more about Clarent, visit its Web site at www.clarent.com.

Forward Looking Statements

This release may contain forward-looking statements that involve risks and uncertainties, including potential issues relating to interoperability, inability to introduce new products, ability

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to retain customers, changes in market conditions, government regulations, the international communications industry, technological changes and other factors, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties are described further in the risk factors discussed in Clarent's periodic filings with the SEC.

Note to Editors: Clarent, the Clarent logo, NetPerformer, DynaStar, Clarent Command Center, Clarent ThroughPacket, PowerCell, SkyPerformer, ACTview and ServiceXchange are trademarks or registered trademarks, and ``The Clearer. The Better'' is a service mark of Clarent Corporation in the United States and other jurisdictions. All other trademarks, registered trademarks and service marks are the property of their respective owners.

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